Exhibit 2

REDHILL BIOPHARMA LTD.

CONDENSED CONSOLIDATED INTERIM FINANCIAL INFORMATION

(UNAUDITED)

SEPTEMBER 30, 2018

REDHILL BIOPHARMA LTD.

CONDENSED CONSOLIDATED INTERIM FINANCIAL INFORMATION

(UNAUDITED)

SEPTEMBER 30, 2018

TABLE OF CONTENTS

Page
UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2018 IN U.S. DOLLARS:

Condensed consolidated interim statements of comprehensive loss	2

Condensed consolidated interim statements of financial position	3

Condensed consolidated interim statements of changes in equity	4

Condensed consolidated interim statements of cash flows	5

Notes to the condensed consolidated interim financial statements	6-11

REDHILL BIOPHARMA LTD.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	U.S. dollars in thousands
NET REVENUES	2,206	1,523	7,001	2,006
COST OF REVENUES	598	935	2,253	1,207
GROSS PROFIT	1,608	588	4,748	799
RESEARCH AND DEVELOPMENT EXPENSES, net	6,624	8,106	19,084	24,677
SELLING, MARKETING AND BUSINESS DEVELOPMENT EXPENSES	3,040	4,189	9,333	8,170
GENERAL AND ADMINISTRATIVE EXPENSES	1,680	2,258	5,619	5,513
OTHER EXPENSES	-	-	-	45
OPERATING LOSS	9,736	13,965	29,288	37,606
FINANCIAL INCOME	133	150	364	2,541
FINANCIAL EXPENSES	480	1,697	2,212	66
FINANCIAL INCOME (EXPENSES), net	(347)	(1,547)	(1,848)	2,475
LOSS AND COMPREHENSIVE LOSS FOR THE PERIOD	10,083	15,512	31,136	35,131

LOSS PER ORDINARY SHARE, basic and diluted (U.S. dollars)	0.04	0.09	0.14	0.21
WEIGHTED AVERAGE OF ORDINARY SHARES (in thousands)	234,960	171,678	220,560	170,990

The accompanying notes are an integral part of these condensed consolidated financial statements.

2

REDHILL BIOPHARMA LTD.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF FINANCIAL POSITION

	September 30,	December 31,
	2018	2017
	Unaudited Audited
	U.S. dollars in thousands
CURRENT ASSETS:
Cash and cash equivalents	18,684	16,455
Bank deposits	8,221	13,163
Financial assets at fair value through profit or loss	16,121	16,587
Trade receivables	1,920	1,528
Prepaid expenses and other receivables	2,350	3,290
Inventory	469	653
	47,765	51,676
NON-CURRENT ASSETS:
Bank deposits	145	152
Fixed assets	181	230
Intangible assets	5,285	5,285
	5,611	5,667
TOTAL ASSETS	53,376	57,343

CURRENT LIABILITIES:
Accounts payable	3,867	4,805
Accrued expenses and other current liabilities	6,630	6,025
Payable in respect of intangible asset purchase	500	1,000
	10,997	11,830

NON-CURRENT LIABILITIES:
Derivative financial instruments	2,536	448
TOTAL LIABILITIES	13,533	12,278

EQUITY:
Ordinary shares	690	575
Additional paid-in capital	201,226	177,434
Accumulated deficit	(162,073)	(132,944)
TOTAL EQUITY	39,843	45,065

TOTAL LIABILITIES AND EQUITY	53,376	57,343

The accompanying notes are an integral part of these condensed consolidated financial statements.

3

REDHILL BIOPHARMA LTD.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CHANGES IN EQUITY

(Unaudited)

	Ordinary	Additional	Accumulated	Total
	shares	paid-in capital	deficit	equity
	U.S. dollars in thousands
BALANCE AT JULY 1, 2018	577	177,787	(152,458)	25,906

CHANGES IN THE THREE-MONTHS PERIOD ENDED SEPTEMBER 30, 2018:
Share-based compensation to employees and service providers	-	-	468	468
Issuance of ordinary shares, net of expenses	113	23,439	-	23,552
Comprehensive loss	-	-	(10,083)	(10,083)
BALANCE AT SEPTEMBER 30, 2018	690	201,226	(162,073)	39,843

BALANCE AT JULY 2017	458	156,587	(108,242)	48,803
CHANGES IN THE THREE-MONTHS PERIOD ENDED SEPTEMBER 30, 2017:
Share-based compensation to employees and service providers	-	-	640	640
Exercise of options into ordinary shares	1	29	-	30
Comprehensive loss	-	-	(15,512)	(15,512)
BALANCE AT SEPTEMBER 30, 2017	459	156,616	(123,114)	33,961

	Ordinary	Additional		Accumulated	Total
	shares	paid-in capital	Warrants	deficit	equity
	U.S. dollars in thousands
BALANCE AT JANUARY 1, 2018	575	177,434	-	(132,944)	45,065
CHANGES DURING THE NINE-MONTHS PERIOD ENDED SEPTEMBER 30, 2018:
Share-based compensation to employees and service providers	-	-	-	2,007	2,007
Issuance of ordinary shares, net of expenses	113	23,439	-	-	23,552
Exercise of options into ordinary shares	2	353	-	-	355
Comprehensive loss	-	-	-	(31,136)	(31,136)
BALANCE AT SEPTEMBER 30, 2018	690	201,226	-	(162,073)	39,843

BALANCE AT JANUARY 1, 2017	441	150,838	1,057	(89,635)	62,701
CHANGES DURING THE NINE-MONTHS PERIOD ENDED SEPTEMBER 30, 2017:
Share-based compensation to employees and service providers	-	-	-	1,652	1,652
Issuance of ordinary shares, net of expenses	3	1,279		-	1,282
Exercise of warrants and options into ordinary shares	15	3,442	-	-	3,457
Warrants expiration	-	1,057	(1,057)	-	-
Comprehensive loss	-	-	-	(35,131)	(35,131)
BALANCE AT SEPTEMBER 30, 2017	459	156,616	-	(123,114)	33,961

The accompanying notes are an integral part of these condensed consolidated financial statements

4

REDHILL BIOPHARMA LTD.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	U.S. dollars in thousands
OPERATING ACTIVITIES:
Comprehensive loss	(10,083)	(15,512)	(31,136)	(35,131)
Adjustments in respect of income and expenses not involving cash flow:
Share-based compensation to employees and service providers	468	640	2,007	1,652
Depreciation	22	26	67	58
Write-off of intangible assets	-	-	-	45
Fair value adjustments on derivative financial instruments	471	1,685	2,088	(1,828)
Fair value losses (gains) on financial assets at fair value through profit or loss	28	(12)	140	67
Revaluation of bank deposits	3	(3)	80	(108)
Exchange differences in respect of cash and cash equivalents	21	46	87	(315)
	1,013	2,382	4,469	(429)
Changes in assets and liability items:
Increase in trade receivables	(124)	(621)	(392)	(1,300)
Decrease (increase) in prepaid expenses and other receivables	(519)	336	940	(1,198)
Decrease (increase) in inventory	221	389	184	(221)
Increase (decrease) in accounts payable	(156)	737	(938)	1,822
Increase in accrued expenses and other current liabilities	1,276	1,734	605	5,853
	698	2,575	399	4,956
Net cash used in operating activities	(8,372)	(10,555)	(26,268)	(30,604)
INVESTING ACTIVITIES:
Purchase of fixed assets	(3)	(41)	(18)	(143)
Purchase of intangible assets	-	(1,035)	(500)	(1,035)
Change in investment in current bank deposits	-	7,284	4,869	(7,976)
Purchase of financial assets at fair value through profit or loss	(3,987)	(978)	(5,075)	(14,931)
Proceeds from sale of financial assets at fair value through profit or loss	1,951	8,685	5,401	14,532
Net cash provided by (used in) investing activities	(2,039)	13,915	4,677	(9,553)
FINANCING ACTIVITIES:
Proceeds from issuance of ordinary shares, net of expenses	23,552	-	23,552	1,282
Exercise of warrants and options into ordinary shares, net of expenses	-	30	355	3,437
Net cash provided by financing activities	23,552	30	23,907	4,719
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	13,141	3,390	2,316	(35,438)
EXCHANGE DIFFERENCES ON CASH AND CASH EQUIVALENTS	(21)	(46)	(87)	315
BALANCE OF CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	5,564	15,319	16,455	53,786
BALANCE OF CASH AND CASH EQUIVALENTS AT END OF PERIOD	18,684	18,663	18,684	18,663

SUPPLEMENTARY INFORMATION ON INTEREST RECEIVED IN CASH	156	153	571	354

The accompanying notes are an integral part of these condensed consolidated financial statements.

5

REDHILL BIOPHARMA LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 - GENERAL:

a.	General

RedHill Biopharma Ltd. (the “Company”), incorporated in Israel on August 3, 2009, together with its wholly-owned subsidiary RedHill Biopharma Inc. incorporated in Delaware on January 19, 2017, is a specialty biopharmaceutical company, primarily focused on late clinical-stage development and commercialization of proprietary and in-licensed or acquired drugs for gastrointestinal (“GI”) diseases.

In February 2011, the Company listed its securities on the Tel-Aviv Stock Exchange (“TASE”) and since December 2012, the Company’s American Depositary Shares (“ADSs”) have been listed on the NASDAQ Capital Market (“NASDAQ”).

The Company’s registered address is 21 Ha’arba’a St, Tel-Aviv, Israel.

The Company is primarily engaged in the research and development of its therapeutic candidates and, since January 2017, has pursued its commercial activities in the U.S. through RedHill Biopharma Inc. To date, the Company has out-licensed on an exclusive worldwide basis only one of its therapeutic candidates and has generated limited revenues from its commercial activities. Accordingly, there is no assurance that the Company’s business will generate sustainable positive cash flows. Through September 30, 2018, the Company has an accumulated deficit and its activities have been funded primarily through public and private offerings of the Company’s securities.

The Company plans to further fund its future operations through commercialization and out-licensing or selling and marketing of its therapeutic candidates, commercialization of in-licensed or acquired or co-promoted products and raising additional capital through the sale of equity, debt or through other financing that does not result in dilution to the Company's shareholders. The Company’s current cash resources are not sufficient to complete the research and development of all of the Company’s therapeutic candidates and to fully support its commercial operations until generation of sustainable positive cash flows. Management expects that the Company will incur additional losses as it continues to focus its resources on advancing the development of its therapeutic candidates, as well as advancing its commercial operations, based on a prioritized plan that will result in negative cash flows from operating activities. The Company believes its existing capital resources should be sufficient to fund its current and planned operations for at least the next 12 months.

If the Company is unable to out-license, sell or commercialize its therapeutic candidates, generate sufficient and sustainable revenues from its commercial operations, or obtain future financing, the Company may be forced to delay, reduce the scope of, or eliminate one or more of its research and development or commercialization programs, any of which may have a material adverse effect on the Company’s business, financial condition and results of operations.

6

REDHILL BIOPHARMA LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

b.	Approval of the condensed consolidated interim financial statements

These condensed consolidated interim financial statements were approved by the Board of Directors (the "BoD") on November 12, 2018.

NOTE 2 - BASIS OF PREPARATION OF THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS:

a.	Basis of presentation

The Company's condensed consolidated interim financial statements for the three and nine months ended September 30, 2018 (the "Condensed Consolidated Interim Financial Statements") have been prepared in accordance with International Accounting Standard IAS 34, “Interim Financial Reporting”. These Condensed Consolidated Interim Financial Statements, which are unaudited, do not include all the information and disclosures that would otherwise be required in a complete set of annual financial statements and should be read in conjunction with the annual financial statements as of December 31, 2017 and their accompanying notes, which have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as published by the International Accounting Standards Board (“IASB”). The results of operations for the three and nine months ended September 30, 2018 are not necessarily indicative of the results that may be expected for the entire fiscal year or for any other interim period.

The accounting policies applied in the preparation of the Condensed Consolidated Interim Financial Statements are consistent with those applied in the preparation of the annual financial statements as of December 31, 2017, except for the adoption of International Financial Reporting Standard No. 9 "Financial Instruments ("IFRS 9"), effective from January 1, 2018, which did not have a material effect on the Company's financial statements.

b.	International Financial Reporting Standard No. 16 “Leases” (“IFRS 16”), which is not yet in effect, and the Company did not elect to early adopt, was disclosed in the 2017 annual financial statements

7

REDHILL BIOPHARMA LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

NOTE 3 - EQUITY:

a.	In August 2018, the Company completed an underwritten offering in the U.S. of an aggregate 4,166,667 ADSs, each representing ten of its ordinary shares, for gross proceeds to the Company of approximately $25 million. Net proceeds to the Company from the offering, following underwriting commissions and other offering expenses, were approximately $23.5 million.

b.	During the nine months ended September 30, 2018, the Company received notifications of exercise with respect to options that had been issued to directors of the Company. Accordingly, the Company issued 710,000 ordinary shares for approximately $0.4 million.

NOTE 4 - SHARE-BASED PAYMENTS:

a.	The following is information on options granted during the nine months ended September 30, 2018:

	Number of options granted
	According to the Award Plan			Exercise	Fair value of
	of the Company			price for 1	options on date of
	Other than			ordinary	grant in U.S.$
Date of Grant	to directors (1)	To directors (1),(2)	Total	share ($)	thousands (3)
January 2018	1,455,000	—	1,455,000	0.56	433
March 2018	3,210,000	—	3,210,000	0.65	808
May 2018	—	500,000	500,000	0.65	111
August 2018	630,000	—	630,000	0.84	238
	5,295,000	500,000	5,795,000		1,590

1)	The options will vest as follows: for directors and employees of the Company and the Company's subsidiary who had provided services exceeding one year as of the grant date, options will vest in 16 equal quarterly installments over a four-year period. For employees of the Company and the Company's subsidiary who had not provided services exceeding one year as of the grant date, the options will vest as follows: 1/4 of the options will vest one year following the grant date and the rest over 12 equal quarterly installments. During the contractual term, the options will be exercisable, either in full or in part, from the vesting date until the end of 10 years from the date of grant.

The options include both options exercisable into the Company's ordinary shares and options exercisable into the Company's ADSs.

2)	The general meeting of the Company’s shareholders held on May 2, 2018 (the “May 2018 AGM”), subsequent to approval of the Company’s BoD, granted 500,000 options under the Company’s stock options plan to the Company's Chairman of the BoD and Chief Executive Officer.

8

REDHILL BIOPHARMA LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

3)	The fair value of the options was computed using the binomial model and the underlying data used was mainly the following: price of the Company's ordinary share: $0.48-$0.75, expected volatility: 50.99%-57.96%, risk-free interest rate: 2.65%-2.97% and the expected term was derived based on the contractual term of the options, the expected behavior and expected post-vesting forfeiture rates.

b.	During the nine months ended September 30, 2018, the BoD approved a 3-years extension of the exercise period of fully-vested options exercisable into the Company's ordinary shares granted to employees and consultants that were originally scheduled to expire in February 2018, March 2018 and August 2018. Accordingly, 2,844,210 options, 120,000 options and 260,000 options, respectively, were extended with new terms: the exercise price will increase by 50% to $0.75, $1.575 and $1.035 per ordinary share, respectively, and will not be exercisable within one year of the extension. The total incremental fair value of the options as of the date of the extension was approximately $0.2 million and was recorded to the Statements of Comprehensive Loss immediately.

c.	The May 2018 AGM, subsequent to approval of the Company’s BoD, granted 3-years extension of the exercise period of 1,540,000 fully-vested options exercisable into the Company's ordinary shares and 150,000 fully-vested options exercisable into the Company's ordinary shares granted to the Company's Chairman of the BoD and Chief Executive Officer and to a non-executive director of the Company, respectively, that were originally scheduled to expire in February 2018 and May 2018, respectively. The extensions are under the same terms as detailed in note 4b above. The total incremental fair value of the options on the date of May 2018 AGM was $0.1 million and was recorded to the Statements of Comprehensive Loss immediately.

NOTE 5 - NET REVENUES:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	U.S dollars in thousands		U.S dollars in thousands
Commercialization of product	935	1,377	3,727	1,788
Promotional services	1,271	146	3,274	218
Total Net Revenues	2,206	1,523	7,001	2,006

9

REDHILL BIOPHARMA LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

NOTE 6 - FINANCIAL INSTRUMENTS:

a.	Fair value hierarchy

The following table presents Company assets and liabilities measured at fair value:

	Level 1	Level 3	Total
	U.S. dollars in thousands
September 30, 2018:
Assets -
Financial assets at fair value through profit or loss	16,121	—	16,121
Liabilities -
Derivative financial instruments	—	2,536	2,536
December 31, 2017:
Assets -
Financial assets at fair value through profit or loss	16,587	—	16,587
Liabilities -
Derivative financial instruments	—	448	448

During the nine and three months ended September 30, 2018, there were no transfers of financial assets and liabilities between Levels 1, 2 or 3 fair value measurements. There have been no changes in the methodologies used at September 30, 2018, since December 31, 2017.

b.	Fair value measurements using significant unobservable input (Level 3)

The following table presents the change in derivative financial liabilities measured at Level 3 for the nine and three months ended September 30, 2018 and 2017:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	U.S. dollars in thousands
Balance at beginning of the period	2,065	2,622	448	6,155
Exercise of derivative into shares	—	—	—	(20)
Fair value adjustments recognized in profit or loss	471	1,685	2,088	(1,828)
Balance at end of the period	2,536	4,307	2,536	4,307

The fair value of the above-mentioned derivative financial liabilities that are not traded in an active market is determined by using valuation techniques. The Company uses its judgment to select a variety of methods and make assumptions that are mainly based on market conditions at the end of each reporting period.

10

REDHILL BIOPHARMA LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

The fair value of the above-mentioned derivative financial liabilities is computed using the Black-Scholes option pricing model. The fair value of the derivative financial liabilities as of September 30, 2018 is based on the price of an ordinary share on September 30, 2018 and on the following key parameters: risk-free interest rate of 2.64% and an average standard deviation of 61.01%. The fair value of the derivative financial liabilities as of December 31, 2017, was based on the price of an ordinary share on December 31, 2017 and on the following key parameters: risk-free interest rate of 1.89% and an average standard deviation of 48.59%.

c. The carrying amount of cash equivalents, current and non-current bank deposits, receivables, account payables and accrued expenses approximate their fair value due to their short-term characteristics.

NOTE 7 – SEGMENT INFORMATION

The Company has two segments, Commercial Operations and Research and Development. The following tables present net revenues and operating loss for the Company's segments for the nine and three months ended September 30, 2018 and 2017:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018			2018
September 30, 2018:	Commercial Operations	Research and Development	Consolidated	Commercial Operations	Research and Development	Consolidated
	U.S. dollars in thousands			U.S. dollars in thousands
Net revenues	2,206	—	2,206	7,001	—	7,001
Operating loss	1,699	8,037	9,736	5,794	23,494	29,288

	Three Months Ended September 30			Nine Months Ended September 30,
	2017			2017
March 31, 2017:	Commercial Operations	Research and Development	Consolidated	Commercial Operations	Research and Development	Consolidated
	U.S. dollars in thousands			U.S. dollars in thousands
Net revenues	1,523	—	1,523	2,006	—	2,006
Operating loss	4,208	9,757	13,965	7,929	29,677	37,606

11